News Release

CONTACTS:

Investors:

   Joe Selner, Chief Financial Officer

   920-491-7120

Media:

   Cindy Moon-Mogush, Corporate Communications

   920-431-8034

Associated Banc-Corp declares 27-cent dividend

GREEN BAY, Wis. - Oct. 26, 2005 - The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today declared a regular 27-cent cash dividend, payable Nov. 15 to shareholders of record Nov. 7.

The November dividend will make 2005 Associated’s 35th consecutive year of increasing dividends. The company will have paid cash dividends of $1.06 per share in 2005, an increase of 9 percent over 2004.

The November dividend is the company’s 143rd consecutive cash dividend.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $21 billion. Associated has more than 320 banking offices serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.

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